EXHIBIT 99.3

     ROSEMEAD, Calif., March 22 /PRNewswire/ -- Edison International announced today that its wholly-owned subsidiary, Edison Mission Energy , will pay approximately $625 million (NZ$1.21 billion) for a 40 percent stake in New Zealand government-owned Contact Energy Ltd.

     The Edison Mission Energy offer is conditional on the New Zealand government completing an initial public offering of the remaining 60 percent of Contact. The government said the initial public offering is planned for mid-April.

     Edward R. Muller, president and chief executive officer of Edison Mission Energy, said the company was delighted to win the bid for the 40 per cent cornerstone shareholding in Contact, which owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,371 megawatts. Contact also supplies gas and electricity to customers in New Zealand and has minority interests in two power projects in Australia. "Our investment in New Zealand is consistent with our global policy of investing in countries where we seek to be lifetime partners and where the fundamentals are right. This cornerstone shareholding represents an important investment to our company," Muller said.

     Edison International is a world leader in energy production, distribution, research and technology, capital financing and the marketing of consumer products and services. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison, Edison Enterprises , Edison Capital and Edison Mission Energy. Edison Mission Energy specializes in the development, acquisition, construction management and operation of global power production facilities. As one of the world's leading global power producers, Edison Mission Energy 's investments include 48 projects currently operating in Australia, Spain, the United Kingdom and the U.S. and five plants under construction in Indonesia, Italy, Thailand, Turkey and the U.S. (Puerto Rico). In total, these projects represent nearly 12,400 megawatts of generating capacity.

CONTACT:  James V. Iaco of Edison Mission Energy , 949-798-7826,
          Fax: 949-757-4774.